FPS SERVICES, INC.
COMPREHENSIVE SERVICES FOR MUTUAL FUNDS                  A FinDaTex,Inc. Company
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Ellen Bruno                                                       March 3, 1998
Weston Portfolios
20 William Street
Wellesley, MA 02181

Re: Accounting Services Agreement dated November 8, 1988; Custody Administration and Agency Agreement December 21, 1994; Shareholder Services Agreement dated November 8, 1988 (the "Agreements"), between Weston Portfolios (the "Trust") and FPS Services, Inc. ("FPS Services")

Dear Ms. Bruno:

FPS Services has entered into an Asset Purchase Agreement with First Data Investor Services Group, Inc. ("First Data"), a wholly-owned subsidiary of First Data Corporation, pursuant to which First Data would acquire substantially all of the assets of FPS Services (the "Asset Purchase").

The Agreements require FPS Services to obtain the consent of the Trust prior to the assignment of its interest under the Agreement. Therefore, this letter requests your consent to FPS Services' transfer of all of its right, title, interest and obligations under the Agreements to First Data, effective upon execution. Furthermore, such consent shall include extension of the Agreements on the terms provided therein through February 28, 1999. Please indicate your consent to the foregoing by signing and dating this letter below and forwarding your consent to my attention at:

                               3200 Horizon Drive
                            King of Prussia, PA 19406

Enclosed is a unanimous consent for your Board of Trustees. This consent must be signed by the members of your board and returned to my attention. In order to assist the Board with their decision to allow the assignment of the contracts, I have also enclosed packets of information on First Data and the enhanced services which we will be able to offer under this new arrangement.

I would greatly appreciate your prompt attention to this matter. If you have any questions, please call me at (610) 239-4501. Thank you for your cooperation in connection with this matter.

Very truly yours,

/s/ KENNETH J. KEMPF

Kenneth J. Kempf
President

Effective upon execution, the undersigned hereby consents to the foregoing referenced assignment of all of FPS Services' right, title, interest and obligations under the Agreements to First Data. Furthermore, the undersigned consents to the extension of the term of the Agreements through February 28, 1999 on the same terms and conditions provided therein.

Weston Portfolios



By:   /s/ ELLEN BRUNO
         Ellen Bruno
Title:   Vice President